Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the BP Share Option Plan and the BP Amoco 1991 Incentive Program of our report dated February 23, 2007, with respect to the group financial statements of BP p.l.c. BP p.l.c. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BP p.l.c., included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

London, England October 22, 2007	/s/ Ernst & Young LLP